Exhibit 32.2

CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), Scott P. Youngstrom, in his capacity as Chief Financial Officer of EnteroMedics Inc., hereby certifies that, to the best of his knowledge:

1.

1.The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 to which this Certification is attached as Exhibit 32.2 (the Report) fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.

2.The information contained in the Report fairly presents, in all material respects, the financial condition and the results of operations of EnteroMedics Inc. as of, and for, the periods covered by the Report.

By:	/s/ Scott P. Youngstrom
Scott P. Youngstrom
Chief Financial Officer
and Chief Compliance Officer

Date:  August 8, 2017